Exhibit 4.3
THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS AND ARE SUBJECT TO CERTAIN TRANSFER RESTRICTIONS SET FORTH IN THE SENIOR PREFERRED STOCK PURCHASE AGREEMENT, DATED FEBRUARY 10, 2025, BY AND AMONG THE COMPANY AND THE HOLDER. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS MAY BE EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS TRANSFER AGENT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT.

SELECTQUOTE, INC.
WARRANT TO PURCHASE COMMON STOCK

Warrant Certificate No.: W-[●]

Original Issue Date: February 28, 2025

FOR VALUE RECEIVED, SelectQuote, Inc., a Delaware corporation (the “Company”), hereby certifies that each of the parties identified on Schedule 1 hereto, or its registered assigns (individually or collectively as the context may require, the “Holder,” it being understood that each of the Holder parties identified on Schedule 1 hereto shall be entitled to exercise rights under this Warrant independently with respect to its share of the Maximum Number as set forth on such schedule, as if it were the only Holder party hereto with respect to such shares of Common Stock) is entitled to purchase from the Company the number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock specified on Schedule 1 hereto (being [●] shares of Common Stock in aggregate; such aggregate number, subject to adjustment as provided herein, the “Maximum Number”) at a purchase price per share equal to the applicable Exercise Price (as defined below), all subject to the terms, conditions and adjustments set forth below in this Warrant. Certain capitalized terms used herein are defined in Section 1 hereof.

This Warrant has been issued pursuant to the terms of that certain Senior Preferred Stock Purchase Agreement, dated as of February 10, 2025 by and among the Company and the Holder (the “Purchase Agreement”).

1.Definitions. As used in this Warrant, the following terms have the respective meanings set forth below:
“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ability to exercise voting power, by contract or otherwise.

“Aggregate Exercise Price” means an amount equal to the product of (a) the number of Warrant Shares in respect of which this Warrant is then being exercised pursuant to Section 3 hereof,

multiplied by (b) the Exercise Price in effect as of the Exercise Date in accordance with the terms of this Warrant.
“Board” means the board of directors of the Company.

“Business Day” means any day, except a Saturday, Sunday or legal holiday, on which banking institutions in New York City are authorized or obligated by law or executive order to close.

“Cashless Exercise” has the meaning set forth in Section 3(b)(ii).

“Certificate of Designation” means that certain Certificate of Designation adopted by the Company on February 28, 2025.

“Code” has the meaning set forth in the Purchase Agreement.

“Common Stock” means the common stock, par value $0.01 per share, of the Company, and any capital stock into which such Common Stock shall have been converted, exchanged or reclassified following the date hereof.

“Company” has the meaning set forth in the preamble.
“Credit Agreement” means that certain Credit Agreement dated as of November 5, 2019 by and among (a) SelectQuote, Inc., a Delaware corporation, as borrower, (b) certain subsidiaries of SelectQuote, Inc. from time to time party thereto, (c) each lender from time to time party thereto and (d) Ares Capital Corporation as administrative agent for the lenders (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Distribution Fair Market Value” means, with respect to any security or other assets, the fair market value of such security or other assets as determined by the Board in good faith based on the advice of a nationally recognized independent investment banking firm retained by the Company for this purpose, evidenced by a certified resolution of the fair market value from the Board delivered as promptly as practicable to the Holder; provided, that in the event of any dividend or distribution of securities which become publicly traded upon completion of the dividend or distribution, the Distribution Fair Market Value of such securities shall be the volume weighted average of the closing sales prices of such securities on all domestic securities exchanges on which such securities may at the time be listed, for the five (5) trading days following the effective date of such dividend or distribution. For the avoidance of doubt, the Distribution Fair Market Value of cash shall be the amount of such cash.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exercise Date” means, for any given exercise of this Warrant, the date on which the Holder elects to exercise this Warrant as set forth in Section 3 at or prior to 5:00 p.m., New York City time, on a Business Day.

“Exercise Notice” has the meaning set forth in Section 3(a)(i).

“Exercise Period” has the meaning set forth in Section 2.

“Exercise Price” means $5.50.

“Fair Market Value” means, as of any particular date: (a) the volume weighted average of the closing sales prices of the Warrant Shares for such day on all domestic securities exchanges on which the Warrant Shares may at the time be listed; (b) if there have been no sales of the Warrant Shares on any such exchange on any such day, the average of the highest bid and lowest asked prices for the Warrant Shares on all such exchanges at the end of such day; (c) if on any such day the Warrant Shares are not listed on a domestic securities exchange, the closing sales price of the Warrant Shares as quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association for such day; or (d) if there have been no sales of the Warrant Shares on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association on such day, the average of the highest bid and lowest asked prices for the Warrant Shares quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association at the end of such day; in each case, averaged over twenty (20) consecutive Business Days ending on the Business Day immediately prior to the day as of which “Fair Market Value” is being determined; provided, that if the Warrant Shares are listed on any domestic securities exchange, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading. If at any time the Warrant Shares are not listed on any domestic securities exchange or quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association, the “Fair Market Value” of the Warrant Shares shall be the fair market value per share as determined jointly by the Board and the Holder in good faith; provided, that if the Board and the Holder are unable to agree on the fair market value per Warrant Share within a reasonable period of time (not to exceed twenty (20) days from the Company’s receipt of the Exercise Notice), such fair market value shall be determined by a nationally recognized investment banking, accounting or valuation firm engaged by the Company and jointly selected by the Board and the Holder. The determination of such firm shall be final and conclusive, and the fees and expenses of such valuation firm shall be borne equally by the Company and the Holder. In determining the Fair Market Value of the Warrant Shares in accordance with the last sentence of the preceding paragraph, an orderly sale transaction between a willing buyer and a willing seller shall be assumed, using valuation techniques then prevailing in the securities industry without regard to the lack of liquidity of the Warrant Shares due to any restrictions (contractual or otherwise) applicable thereto or any discount for minority interests and assuming full disclosure of all relevant information and a reasonable period of time for effectuating such sale and assuming the sale of all of the issued and outstanding Warrant Shares (including fractional interests) calculated on a fully diluted basis to include the conversion or exchange of all securities then outstanding that are convertible into or exchangeable for Warrant Shares and the exercise of all rights and warrants then outstanding and exercisable to purchase Warrant Shares or securities convertible into or exchangeable for Warrant Shares; provided, that such assumption shall not include those securities, rights and warrants (i) owned or held by or for the account of the Company or any of its subsidiaries, or (ii) convertible or exchangeable into Warrant Shares where the conversion, exchange, or exercise price per Warrant Share is greater than the Fair Market Value.

“Fundamental Transaction” means any public offering of securities of the Company, sale of the Company (pursuant to a merger, sale of stock, or otherwise), or any other transaction, event, or circumstance described in Section 4.

“Governmental Authority” means any federal, foreign, local, municipal, state, or other government; any regulatory or administrative agency, commission, body, or other authority holding any administrative, executive, judicial, legislative, regulatory, or taxing authority or power; any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of law); any court, arbitrator, or governmental tribunal having jurisdiction; any agency, division, bureau, department, or other political subdivision of any government, entity, or organization described in the foregoing clauses of this definition.

“Holder” has the meaning set forth in the preamble.

“Maximum Number” has the meaning set forth in the preamble.

“Original Issue Date” means February 28, 2025, the date on which the Warrant was issued by the Company pursuant to the Purchase Agreement.

“OTC Bulletin Board” means the Financial Industry Regulatory Authority OTC Bulletin Board electronic inter-dealer quotation system (or any successor quotation system).

“Person” means any individual, sole proprietorship, partnership, limited liability company, corporation, joint venture, trust, incorporated organization or government or department or agency thereof.

“Pink OTC Markets” means the OTC Markets Group Inc. electronic inter-dealer quotation system, including OTCQX, OTCQB and OTC Pink (or any successor quotation system, in each case).

“Pro Rata Repurchase” means any purchase of shares of Common Stock by the Company or any Affiliate thereof pursuant to (A) any tender offer or exchange offer subject to Section 13(e) of the Exchange Act, or (B) pursuant to any other offer available to substantially all holders of Common Stock, in each case whether for cash, shares of capital stock, other securities (including rights), evidences of indebtedness or any other assets (whether of the Company, any subsidiary thereof or any other Person), or any combination thereof, effected while this Warrant is outstanding; provided, that “Pro Rata Repurchase” shall not include any purchase of shares by the Company or any Affiliate thereof made (i) in accordance with the requirements of Rule 10b-18 as in effect under the Exchange Act, or (ii) pursuant to an open-market share repurchase program or a negotiated derivative transaction with one or more bank counterparties.

“Pro Rata Repurchase Effective Date” means the date of acceptance of shares for purchase or exchange under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.

“Required Holders” means, as of any date of determination, the holders of the Warrants representing at least a majority of the shares of Common Stock underlying the warrants issued pursuant to that certain Senior Preferred Stock Purchase Agreement, dated as of February 10, 2025 by and among the Company and NL Monarch Holdings II LLC and that certain Senior Preferred Stock Purchase Agreement, dated as of February 10, 2025 by and among the Company and NL Monarch Holdings LLC then outstanding as of such date.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Senior Perpetual Preferred Stock” means the Senior Perpetual Preferred Stock of the Company issued in accordance with the Certificate of Designation.

“Treasury Regulations” means all final and temporary United States federal income tax regulations issued under the Code by the United States Department of the Treasury.

“Warrant” means this Warrant and all warrants issued upon division or combination of, or in substitution for, this Warrant.

“Warrant Shares” means the shares of Common Stock of the Company then purchasable upon exercise of this Warrant in accordance with the terms of this Warrant.

2.Term of Warrant. Subject to the terms and conditions hereof, at any time or from time to time after the date hereof and prior to 5:00 p.m., New York City time, on the date that is ten years following the Original Issue Date (the “Expiration Date”) or, if such day is not a Business Day, on the next Business Day (the “Exercise Period”), the Holder of this Warrant may exercise any rights under this Warrant for all or any part of the applicable Warrant Shares purchasable hereunder (subject to adjustment as provided herein).
3.Exercise of Warrant; Cancellation.
(a)Exercise Procedure. On the Expiration Date, if the then current Fair Market Value per Warrant Share is greater than the Exercise Price per Warrant Share, this Warrant shall automatically be deemed on and as of such date to be exercised pursuant to Section 3(b)(ii) as to all Warrant Shares for which it shall not previously have been exercised, and the Company shall, as soon as practicable thereafter, deliver the applicable Warrant Shares in accordance with Section 3(c). Additionally, this Warrant may be exercised at any time and from time to time on any Business Day during the Exercise Period, for all or any part of the unexercised Warrant Shares, upon:
(i)surrender of this Warrant to the Company at its then principal executive offices (or an indemnification undertaking with respect to this Warrant in the case of its loss, theft or destruction), together with an Exercise Notice in the form attached hereto as Exhibit A (each, an “Exercise Notice”), duly completed (including specifying the number of Warrant Shares to be purchased) and executed; and
(ii)payment to the Company of the Aggregate Exercise Price in accordance with Section 3(b).
(b)Payment of the Aggregate Exercise Price. Payment of the Aggregate Exercise Price shall be made, at the option of the Holder as expressed in the Exercise Notice, by the following methods:
(i)by delivery to the Company of a certified or official bank check payable to the order of the Company or by wire transfer of immediately available funds to an account designated in writing by the Company, in the amount of such Aggregate Exercise Price;
(ii)by instructing the Company to withhold a number of Warrant Shares then issuable upon exercise of this Warrant such that, without payment of any cash consideration or other immediately available funds, the Holder shall surrender this Warrant in exchange for the number of Warrant Shares as is computed using the following formula (a “Cashless Exercise”):
X = [Y * (A - B)] ÷ A

Where:

X = the number of Warrant Shares to be issued to the Holder;

Y = the total number of Warrant Shares for which the Holder has elected to exercise this Warrant pursuant to Section 3(a);

A = the Fair Market Value of one Warrant Share as of the applicable Exercise Date; and

B = the Exercise Price in effect under this Warrant as of the applicable Exercise Date; or

(iii)any combination of the foregoing.
In the event of any withholding of Warrant Shares pursuant to clause (ii) or (iii) above where the number of shares whose value is equal to the Aggregate Exercise Price is not a whole number, the number of shares withheld by or surrendered to the Company shall be rounded up to the nearest whole shares and the Company shall make a cash payment to the Holder (by delivery of a certified or official bank check or by wire transfer of immediately available funds) based on the incremental fraction of a share being so withheld by or surrendered to the Company in an amount equal to the product of (x) such incremental fraction of a share being so withheld or surrendered multiplied by (y) the Fair Market Value per Warrant Share as of the Exercise Date.

(c)Delivery of Warrant Shares. Upon receipt by the Company of the Exercise Notice, surrender of this Warrant and payment of the Aggregate Exercise Price (in accordance with Section 3(a) hereof), the Company shall, as promptly as practicable, and in any event within three (3) Business Days thereafter, at the option of the Holder, (A) execute (or cause to be executed) and deliver (or cause to be delivered) to the Holder a certificate or certificates representing the Warrant Shares issuable upon such exercise, (B) cause to be issued to the Holder by entry on the books of the Company (or the Company’s transfer agent, if any) or (C) credit the account of the Holder’s prime broker with the Depository Trust Company through its Deposit/Withdrawal at Custodian system if the Company is then a participant in such system, the Warrant Shares issuable upon such exercise, in each case, together with cash in lieu of any fraction of a share, as provided in Section 3(d) hereof. The Warrant Shares so delivered shall be, to the extent possible, in such denomination or denominations as the exercising Holder shall reasonably request in the Exercise Notice and shall be registered in the name of the Holder (or Holder’s prime broker) or, subject to compliance with Section 5 below, such other Person’s name as shall be designated in the Exercise Notice. This Warrant shall be deemed to have been exercised and such Warrant Shares shall be deemed to have been issued, and the Holder or any other Person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares for all purposes, as of the Exercise Date. The Company shall not be required to deliver Warrant Shares through the system of the Depositary Trust Company if it determines that pursuant to Section 10 a legend is required to be included on such Warrant Shares being delivered.
(d)Fractional Shares. The Company shall not be required to issue a fractional Warrant Share upon exercise of any Warrant. As to any fraction of a Warrant Share that the Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay to such Holder an amount in cash (by delivery of a certified or official bank check or by wire transfer of immediately available funds) equal to the product of (i) such fraction multiplied by (ii) the Fair Market Value of one Warrant Share on the Exercise Date.

(e)Update of Schedule; Delivery of New Warrant.
(i)The Company shall, at the time of delivery of the Warrant Shares being issued in accordance with Section 3(c) hereof, update Schedule 1 hereto to reflect the exercise of this Warrant.
(ii)Unless the purchase rights represented by this Warrant shall have expired or shall have been fully exercised, at the request of any Holder, the Company shall promptly deliver to such Holder a new Warrant evidencing the rights of such Holder to purchase the unexpired and unexercised Warrant Shares called for by this Warrant; provided that such new Warrant shall be issued directly to the Holder without reference to any other Holder on Schedule 1. Such new Warrant shall in all other respects be identical to this Warrant.
(f)Valid Issuance of Warrant and Warrant Shares; Payment of Taxes. With respect to the exercise of this Warrant, the Company hereby represents, covenants and agrees:
(i)This Warrant is, and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued.
(ii)All Warrant Shares issuable upon the exercise of this Warrant pursuant to the terms hereof shall be, upon issuance, and the Company shall take all such actions as may be necessary or appropriate in order that such Warrant Shares are, validly issued, fully paid and non-assessable, issued without violation of any preemptive or similar rights of any stockholder of the Company. Such Warrant Shares, and this Warrant, shall be issued free and clear of all taxes, liens and charges.
(iii)The Company shall take all actions as may be necessary to ensure that all Warrant Shares are issued without violation by the Company of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock or other securities constituting Warrant Shares may be listed at the time of such exercise (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).
(iv)The Company shall cause the Warrant Shares, immediately upon exercise of the Warrants therefor, to be listed on any domestic securities exchange upon which shares of Common Stock or other securities constituting Warrant Shares are listed at the time of such exercise.
(v)The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issuance or delivery of Warrant Shares upon exercise of this Warrant; provided that the Company shall not be required to pay any Tax or governmental charge that may be imposed with respect to the issuance or delivery of the Warrant Shares to any Person other than the Holder, to the extent such Tax or governmental charge would not have been imposed with respect to the issuance or delivery of the Warrant Shares to the Holder, and if such a Tax or governmental charge applies, no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Company the amount of any such Tax, or has established to the satisfaction of the Company that such Tax has been paid.
(vi)This Warrant, the execution, delivery, and performance by the Company of its obligations hereunder, the issuance of the Warrant Shares as contemplated hereby, and the consummation of the other transactions contemplated hereby do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any

Governmental Authority, except as may be required by federal or state securities laws or as has been obtained, given, effected, or taken prior to, and that remain in full force and effect as of, the date hereof.
(vii)The Company is not, and has not been at any time during the five-year period ending on the Original Issue Date, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code (a “USRPHC”).
(g)Conditional Exercise. Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a Fundamental Transaction, such exercise may at the election of the Holder be conditioned upon the consummation of such Fundamental Transaction, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such Fundamental Transaction.
(h)Reservation of Shares. During the Exercise Period, the Company shall at all times reserve and keep available out of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of issuance upon the exercise of this Warrant, the Maximum Number of Warrant Shares issuable upon the exercise of this Warrant, and the par value per Warrant Share shall at all times be less than or equal to the applicable Exercise Price. The Company shall not increase the par value of any Warrant Shares receivable upon the exercise of this Warrant above the Exercise Price then in effect, and shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant.
(i)Limitation on Exercise. Notwithstanding anything to the contrary herein or in the Purchase Agreement, the Holder shall not seek to, and shall not, exercise this Warrant, for a number of Warrant Shares in excess of that number of Warrant Shares which, upon giving effect to such exercise would cause, or immediately prior to such exercise, (i) the aggregate number of shares of Common Stock beneficially owned by the Holder, its Affiliates and any Persons who are members of a Section 13(d) group with such Holder or its Affiliates to exceed 4.99% (the “Maximum Individual Holder Percentage”) of the total number of issued and outstanding shares of Common Stock of the Company following such exercise, or (ii) the combined voting power of the securities of the Company beneficially owned by the Holder and its Affiliates and any other Persons who are members of a Section 13(d) group with such Holder or its Affiliates to exceed the Maximum Individual Holder Percentage of the combined voting power of all of the securities of the Company then outstanding following such exercise. For purposes of this paragraph, beneficial ownership and whether a Holder is a member of a Section 13(d) group shall be calculated and determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder. For purposes of this Warrant, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as the case may be, filed with the Commission prior to the date hereof, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the reasonable written request of the Holder, the Company shall use its reasonable best efforts to, within three (3) trading days, confirm in writing or by electronic mail to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder and its Affiliates and any Persons who are members of a Section 13(d) group with such Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the Holder may from time to time increase or decrease the Maximum Individual

Holder Percentage to any other percentage specified not in excess of 9.99% specified in such notice; provided that any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company. For purposes of this Section 3(i), the aggregate number of shares of Common Stock or voting securities beneficially owned by the Holder and its Affiliates and any other Persons who are members of a Section 13(d) group with such Holder or its Affiliates shall include the shares of Common Stock issuable upon: (A) the exercise of this Warrant with respect to which such determination is being made plus the remaining unexercised and non-cancelled portion of this Warrant but taking into account the limitations on exercise contained herein, but shall exclude the number of shares of Common Stock which would otherwise be issuable upon exercise of the remaining unexercised and non-cancelled portion of this Warrant but for the limitations on exercise contained herein; and (B) the exercise or conversion of the unexercised, non-converted or non-cancelled portion of any other securities of the Company beneficially owned by the Holder or any of its Affiliates and other Persons who are members of a Section 13(d) group with such Holder or its Affiliates that do not have voting power (including without limitation any securities of the Company which would entitle the holder thereof to acquire at any time Common Stock, including without limitation any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock), but shall exclude any such securities subject to any further limitation on conversion or exercise analogous to the limitation contained herein. Notwithstanding anything to the contrary herein, (1) to the extent that the limitation contained in this Section 3(i) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any of its Affiliates and other Persons who are members of a Section 13(d) group with such Holder) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any of its Affiliates and other Persons who are members of a Section 13(d) group with such Holder) and of which portion of this Warrant is exercisable, in each case subject to the Maximum Individual Holder Percentage, and the Company shall have no obligation to verify or confirm the accuracy of such determination, and (2) a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder and the Company shall have no obligation to verify or confirm the accuracy of such determination.
(j)Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.
4.Adjustment to Exercise Price and Number of Warrant Shares. The Exercise Price, the number of Warrant Shares issuable upon exercise of this Warrant and the consideration this Warrant is exercisable into shall be subject to adjustment from time to time as provided in this Section 4 (in each case, after taking into consideration any prior adjustments pursuant to this Section 4).
(a)Adjustment to Exercise Price and Warrant Shares Upon Dividend, Subdivision or Combination of Common Stock. If the Company shall, at any time or from time to time after the Original Issue Date, (i) pay a dividend or make any other distribution upon the Common Stock or any other capital stock of the Company payable in shares of Common Stock, or (ii) subdivide (by any stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to any such dividend, distribution or subdivision shall be proportionately reduced and the number of Warrant Shares issuable upon exercise of this Warrant shall be proportionately increased. If the Company at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of Warrant Shares issuable upon exercise of this Warrant shall be proportionately decreased. Any adjustment under this Section 4(a) shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective.
(b)Adjustment to Exercise Price Upon Cash and Non-Cash Dividends. If the Company shall, at any time or from time to time after the Original Issue Date, declare, order, pay or make a dividend or other distribution (by spin-off or otherwise) on shares of Common Stock in cash, shares of capital stock, other securities (including rights), evidences of indebtedness or any other assets (whether of the Company, any subsidiary thereof or any other Person), or any combination thereof, excluding (i) dividends or distributions subject to adjustment pursuant to Section 4(a) or (ii) dividends or distributions of rights in connection with the adoption of a stockholder rights plan in customary form (including with respect to the receipt of such rights in respect of shares of Common Stock (including Warrant Shares) issued subsequent to the initial dividend or distribution of such rights), then in each such case, the Exercise Price in effect immediately prior thereto shall be reduced by the Distribution Fair Market Value of the cash, securities and/or any other assets, as applicable, to be so paid or distributed in such dividend or distribution in respect of one share of Common Stock (in each case as of the record date of such dividend or distribution). Any adjustment under this Section 4(b) shall become effective at the close of business on the record date for the dividend or distribution. Notwithstanding the foregoing, in the event that the Distribution Fair Market Value of the cash, securities and/or any other assets, as applicable, to be so paid or distributed in such dividend or distribution in respect of one share of Common Stock (in each case as of the record date of such dividend or distribution) is equal to or greater than the Exercise Price on such record date, then, in lieu of any adjustment to the Exercise Price under the foregoing provisions of this Section 4(b) in respect of such dividend or distribution, proper provision shall be made such that upon exercise of this Warrant, the Holder shall receive, in addition to the applicable Warrant Shares, the amount and kind of such cash, securities and/or any other assets such Holder would have received had such Holder exercised this Warrant immediately prior to such record date. In the event that such dividend or other distribution is not so made, the Exercise Price then in effect shall be readjusted, effective as of the date when the Board determines not to distribute such cash, shares of capital stock, other securities (including rights), evidences of indebtedness or any other assets (whether of the Company, any subsidiary thereof or any other Person), or any combination thereof, as the case may be, to the Exercise Price that would then be in effect if such record date had not been fixed.
(c)Certain Repurchases of Common Stock. In case the Company effects a Pro Rata Repurchase of Common Stock, then the Exercise Price shall be reduced to the price determined by multiplying the Exercise Price in effect immediately prior to the Pro Rata Repurchase Effective Date by a fraction of which the numerator shall be (i) the product of (x) the number of shares of Common Stock outstanding immediately prior to such Pro Rata Repurchase and (y) the Fair Market Value of a share of Common Stock on the trading day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase, minus (ii) the aggregate purchase price of the Pro Rata Repurchase, and of which the denominator shall be the product of (x) the number of shares of Common Stock outstanding immediately prior to such Pro Rata Repurchase minus the number of shares of Common Stock so repurchased and (y) the Fair Market Value per share of Common Stock on the trading day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase. In such event, the number of shares of Common Stock issuable upon the exercise of this Warrant in full shall be increased to the number obtained by dividing (i) the product of (x) the number of shares of Common Stock issuable upon the exercise of this Warrant before such adjustment, and (y) the Exercise Price in effect immediately prior to the Pro Rata Repurchase giving rise to this adjustment by (ii) the new Exercise Price determined in accordance with the immediately preceding sentence. Any adjustment under this Section 4(b) shall become effective at the close of business on the Pro Rata Repurchase Effective Date.
(d)Adjustment to Warrant Shares Upon Reorganization, Reclassification, Consolidation or Merger. In the event of any (i) capital reorganization of the Company, (ii) reclassification of the stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), (iii) consolidation or merger of the Company with or into another Person, (iv) sale of all or substantially all of the Company’s assets to another Person or (v) other similar transaction (other than any such transaction covered by Section 4(a)), in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, this Warrant shall, immediately after such reorganization, reclassification, consolidation, merger, sale or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Warrant Shares then exercisable under this Warrant, be exercisable for the kind and number of shares of stock or other securities or assets of the Company or of the successor Person resulting from such transaction to which the Holder would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or similar transaction if the Holder had exercised this Warrant in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or similar transaction and acquired the applicable number of Warrant Shares then issuable hereunder as a result of such exercise. The provisions of this Section 4(d) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or similar transactions.
(e)Certain Events. If any event of the type contemplated by the provisions of this Section 4 but not expressly provided for by such provisions occurs, then the Board shall make an appropriate adjustment in the number of Warrant Shares issuable upon exercise of this Warrant so as to protect the rights of the Holder in a manner consistent with the provisions of this Section 4; provided, that no such adjustment pursuant to this Section 4(e) shall decrease the number of Warrant Shares issuable as otherwise determined pursuant to this Section 4.
(f)In the event that, other than in the ordinary course of business consistent with past practice, the Company grants or issues any equity securities or equity-based awards to a Covered Person (as defined below), whether pursuant to an equity issuance or an amendment or other adjustment to (or interpretation of) an existing award and whether pursuant to the Company’s equity-based incentive plans or otherwise (each, an “Incentive Adjustment”), then the Board shall, in good faith, adjust the number of Warrant Shares issuable upon exercise of this Warrant and/or the Exercise Price so as to protect the rights of the Holder from the dilutive effects of the Incentive Adjustment; provided, that no such adjustment pursuant to this Section 4(f) shall decrease the number of Warrant Shares issuable as otherwise determined pursuant to this Section 4(e) or increase the Exercise Price. A “Covered Person” shall mean any member of senior management or the Board, in each case serving in such position on the Original Issue Date.
(g)Certificate as to Adjustment.
(i)As promptly as reasonably practicable following any adjustment of the Exercise Price, but in any event not later than three (3) Business Days thereafter, the Company shall furnish to the Holder a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii)As promptly as reasonably practicable following the receipt by the Company of a written request by the Holder, but in any event not later than three (3) Business Days thereafter, the Company shall furnish to the Holder a certificate of an executive officer certifying the Exercise Price then in effect and the number of Warrant Shares or the amount, if any, of other shares of stock, securities or assets then issuable upon exercise of the Warrant.
(h)Notices. In the event:
(i)that the Company shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon exercise of the Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security;
(ii)of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, any consolidation or merger of the Company with or into another Person, or sale of all or substantially all of the Company’s assets to another Person; or
(iii)of the voluntary or involuntary dissolution, liquidation or winding-up of the Company;
then, and in each such case, the Company shall send or cause to be sent to the Holder at least ten (10) Business Days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Company shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon exercise of the Warrant) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Warrant and the Warrant Shares.

5.Transfer of Warrant. Subject to applicable federal and state securities laws and the transfer conditions referred to in the legend endorsed hereon and in Section 10, this Warrant and all rights hereunder are freely transferrable by the Holder to any Person at any time, in whole or in part by the execution of the transferor Holder and transferee of a Warrant Assignment in substantially the form of Exhibit B hereto. For a transfer of this Warrant as an entirety by the Holder, upon surrender of this Warrant to the Company at its then principal executive offices, the Company shall issue a new Warrant of the same denomination to the assignee. For a transfer of this Warrant with respect to a portion of the Warrant Shares, upon surrender of this Warrant to the Company at its then principal executive offices, the Company shall issue a new Warrant to the assignee, in such denomination as shall be requested by the Holder, and shall either update Schedule 1 hereto to reflect such transfer or issue to the Holder a new Warrant covering the number of shares in respect of which this Warrant shall not have been transferred. For the avoidance of doubt, there are no contractual restrictions on transfer of any Warrant Shares. Notwithstanding anything to the contrary herein, this Warrant shall not, without the prior written consent of the Company, be transferrable or be transferred to, other than to an existing Holder (including, for the avoidance of doubt, any Lead Investor (as defined in the Purchase Agreement)) or an Affiliate thereof, (a) any Person agreed in writing between the Company and the Required Holders as of the date hereof and any additional Person requested by the Company in writing that the Required Holders do not object to as not reasonably considered a meaningful competitor of the Company within ten (10) Business Days of such request, (b) any Person that the Holder knows beneficially owns more than five percent (5%) of the Company’s Common Stock on a fully diluted basis (provided that the Holder shall be deemed to know that Person owns more than beneficially owns more than five percent (5%) of the Company’s Common Stock if such Person has, prior to the date of transfer, filed a Schedule 13D or Schedule 13G disclosing such beneficial ownership), or (c) any Person that holds itself out as an “activist” investor or is otherwise identified as an activist investor on the most-recently available “SharkWatch 50” list or, in the event that the “SharkWatch 50” list is no longer published, on a substantially similar reputable published list of the most prominent activist investors regularly relied on or cited to by industry associations, public authorities or proxy advisors in the context of activism activities, or any controlled Affiliate of such Persons. Any purported transfer which is not in accordance with this Warrant shall be null and void ab initio and of no force and effect.
6.Registration Rights. Upon the written request of the Required Holders, the Company shall, within five (5) days thereafter, offer to enter into a registration rights agreement with the Holder, which shall contain customary terms (such date, the “Offer Date”). Any such registration rights agreement shall (i) be entered into between the Company and the Holder no later than thirty (30) days following the Offer Date, and (ii) provide that:
(a)each Holder shall have customary demand, shelf and piggyback registration rights and obligations, including rights with respect to shelf registration on Form S-1 (or any similar or successor form) if the Company is not eligible to use Form S-3 (or any similar or successor form) at such time, with respect to the Warrant Shares issuable upon exercise of this Warrant;
(b)such registration rights shall include customary indemnities and the right to receive customary cooperation from the Company and its directors and officers in connection with any dispositions (which may take the form of marketed and non-marketed underwritten offerings, block trades, derivative transactions and other lawful means of disposition) pursuant to the applicable registration statement(s) (including entering into customary agreements with underwriters and other counterparties and providing such underwriters and other counterparties with customary indemnities, opinions, certificates and due diligence cooperation); and
(c)the Company shall pay the reasonable fees and expenses of each Holder in connection with the registration and the execution and delivery of such registration rights agreement.
7.Put Right.
(a)Subject to the limitations set forth in the Credit Agreement, at any time following the earlier of (i) the payment in full by the Company of all amounts due by the Company in respect of each issued and outstanding share of Senior Perpetual Preferred Stock pursuant to the Certificate of Designation, and (ii) the sixth (6th) anniversary of the Original Issue Date (such period, the “Put Period”), upon delivery to the Company by the Holder of a written request (a “Put Notice”) that the Company purchase all (and only all) of the outstanding Warrant Shares of such Holder (such outstanding Warrant Shares after a Cashless Exercise pursuant to Section 3(b)(ii)), the “Put Securities”) the Company will:

(i)Not less than ten (10) days after its receipt of the initial Put Notice, notify the Holder of the date (the “Put Closing Date,” which shall not be less than forty five (45) nor more than one hundred eighty (180) days after the date of the initial Put Notice) on which the Company will purchase the Put Securities; and
(ii)On the Put Closing Date, purchase all Put Securities for the Put Amount.
(b)Upon written notice to the Holder, the Company may elect, at its sole option, to effectuate a sale of an amount of shares of Common Stock equal to the Put Securities pursuant to an offering and/or sale on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction (a “Block Trade”); provided, that if the Company elects to effectuate a Block Trade, the Company shall reasonably cooperate with the Holder with respect to a Block Trade and use reasonable best efforts to take such actions with respect to a Block Trade as the Holder reasonably directs the Company to take; provided, further, that if the amount of net proceeds to be received by the Company in connection with the Block Trade is less than the Fair Market Value of the Put Securities, then the Holder may permanently waive such Holder’s put right pursuant this Section 7 and direct the Company to not effectuate such Block Trade, upon which direction the Company shall be deemed to have satisfied its obligations pursuant to this Section 7 with respect to such Holder.
(c)The aggregate purchase price payable by the Company to the Holder upon any exercise of the Holder’s rights pursuant to this Section 7 (subject to Section 7(b)) shall be the product of (i) the aggregate number of Put Securities then being purchased from the Holder and (ii) the Fair Market Value of each Put Security as of the Put Closing Date (such amount, the “Put Amount”); provided, that if the Company elects to effectuate a Block Trade, the aggregate purchase price payable by the Company to the Holder upon any exercise of the Holder’s rights pursuant to this Section 7 shall be the (amount of net proceeds received by the Company in connection with the Block Trade. On the Put Closing Date, (A) the Company shall pay the Put Amount to the Holder in cash by wire transfer of immediately available funds to a bank account designated by the Holder for such purpose; and (B) assuming the Put Amount has been paid in full, the Holder shall surrender its applicable Put Securities to the Company without any representation or warranty against payment therefor as provided above. Notwithstanding anything herein to the contrary, the Holder may revoke any Put Notice at any time prior to its receipt of the Put Amount.
8.Holder Not Deemed a Stockholder; Limitations on Liability. Except as otherwise specifically provided herein, prior to the issuance to the Holder of the Warrant Shares to which the Holder is then entitled to receive upon the due exercise of this Warrant, the Holder shall not be entitled to vote or receive dividends or be deemed the holder of shares of capital stock of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.
9.Replacement on Loss; Division and Combination.
(a)Replacement of Warrant on Loss. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and upon delivery of an indemnity reasonably satisfactory to it (it being understood that a written indemnification agreement or affidavit of loss of the Holder shall be a sufficient indemnity) and, in case of mutilation, upon surrender of such Warrant for cancellation to the Company, the Company at its own expense shall execute and deliver to the Holder, in lieu of the Warrant so lost, stolen, mutilated or destroyed, a new Warrant of like tenor and exercisable for an equivalent number of Warrant Shares as the Warrant so lost, stolen, mutilated or destroyed; provided that, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Company for cancellation.
(b)Division and Combination of Warrant. Subject to compliance with the applicable provisions of this Warrant as to any transfer or other assignment which may be involved in such division or combination, including the provisions of Section 10, this Warrant may be divided or, following any such division of this Warrant, subsequently combined with other Warrants, upon the surrender of this Warrant or Warrants to the Company at its then principal executive offices, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the respective Holders or their agents or attorneys. Subject to compliance with the applicable provisions of this Warrant as to any transfer or assignment which may be involved in such division or combination, the Company shall at its own expense execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants so surrendered in accordance with such notice. Such new Warrant or Warrants shall be of like tenor to the surrendered Warrant or Warrants and shall be exercisable in the aggregate for an equivalent number of Warrant Shares as the Warrant or Warrants so surrendered in accordance with such notice.
10.Compliance with the Securities Act.
(a)Agreement to Comply with the Securities Act; Legend. The Holder, by acceptance of this Warrant, agrees to comply in all respects with the provisions of this Section 10 and the restrictive legend requirements set forth on the face of this Warrant and further agrees that such Holder shall not offer, sell or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of the Securities Act.. This Warrant and all Warrant Shares issued upon exercise of this Warrant (unless registered under the Securities Act) shall be stamped or imprinted with a legend in substantially the following form:
THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS AND ARE SUBJECT TO CERTAIN TRANSFER RESTRICTIONS SET FORTH IN THE SENIOR PREFERRED STOCK PURCHASE AGREEMENT DATED FEBRUARY 10, 2025, BY AND AMONG THE COMPANY AND THE PURCHASERS NAMED THEREIN. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS TRANSFER AGENT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT.

(b)Cooperation. Upon request of the Holder and receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state securities laws, the Company shall promptly cause the legend to be removed from any certificate or other instrument for this Warrant or Warrant Shares to be transferred in accordance with the terms of this Warrant.
(c)Representations of the Holder. In connection with the issuance of this Warrant, the Holder specifically represents, as of the date hereof, to the Company by acceptance of this Warrant as follows:
(i)The Holder is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The Holder is acquiring this Warrant and the Warrant Shares to be issued upon exercise hereof for investment for its own account and not with a view towards, or for resale in connection with, the public sale or distribution of this Warrant or the Warrant Shares, except pursuant to sales registered or exempted under the Securities Act.
(ii)The Holder understands and acknowledges that this Warrant and the Warrant Shares to be issued upon exercise hereof are “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that, under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In addition, the Holder represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.
(iii)The Holder acknowledges that it can bear the economic and financial risk of its investment for an indefinite period, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Warrant and the Warrant Shares. The Holder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Warrant and the business, properties, prospects and financial condition of the Company.
11.Warrant Register. The Company shall keep and properly maintain at its principal executive offices books for the registration of the Warrant and any transfers thereof. The Company may deem and treat the Person in whose name the Warrant is registered on such register as the Holder thereof for all purposes, and the Company shall not be affected by any notice to the contrary, except any assignment, division, combination or other transfer of the Warrant effected in accordance with the provisions of this Warrant.
12.Tax Matters.
(a)Cooperation. The Company shall (and shall cause its subsidiaries to) use commercially reasonable efforts to promptly provide the Holder with all reasonably requested information, records, and documents related to Company and its subsidiaries in connection with the tax withholding, reporting and compliance obligations of the Holder and its Affiliates (or their direct or indirect equity owners). Without limiting the generality of the foregoing, if requested by the Holder, the Company shall promptly provide either (i)(A) a properly completed and duly executed certification that the Company is not a USRPHC in accordance with Sections 1.897-2(g)(1)(ii) and 1.897-2(h)(1) of the Treasury Regulations and (B) evidence that the Company has delivered the notice required by Section 1.897-2(h)(2) of the Treasury Regulations, or (ii) written notice of its legal inability to provide such certification.
(b)Purchase Price Allocation. The Company and the Holder each agree, in accordance with Section 2.2(e) of the Purchase Agreement, that the fair market value of the Warrants at the Closing Date (as defined in the Purchase Agreement) shall be as set forth on Schedule 2. The Company and the Holder agree to use the foregoing pricing and valuation for U.S. federal income tax purposes (unless otherwise required by a final determination by the Internal Revenue Service or a court of competent jurisdiction).
13.Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13).

If to the Company:	SelectQuote, Inc. 6800 West 115th Street, Suite 2511 Overland Park, Kansas 66211 Attention: Al Boulware al.boulware@selectquote.com
with a copy to:	Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Attention: Joshua A. Feltman Mark F. Veblen Email: jafeltman@wlrk.com mfveblen@wlrk.com
If to the Holder:	To the address set forth on Schedule 1.

14.Cumulative Remedies. The rights and remedies provided in this Warrant are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at law, in equity or otherwise.
15.Equitable Relief. Each of the Company and the Holder acknowledges that a breach or threatened breach by such party of any of its obligations under this Warrant would give rise to irreparable harm to the other party hereto for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, the other party hereto shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.
16.No Impairment. The Company shall not, by amendment, modification, or waiver of any term or provision of its governing documents or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but shall at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the Holder in order to protect the exercise rights of the Holder from impairment, consistent with the tenor and purpose of this Warrant.
17.Entire Agreement. This Warrant and the forms attached hereto constitutes the sole and entire agreement of the parties to this Warrant with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.
18.Successor and Assigns. This Warrant and the rights evidenced hereby shall be binding upon and shall inure to the benefit of the parties hereto and the successors of the Company and the successors and permitted assigns of the Holder. Such successors and/or permitted assigns of the Holder shall be deemed to be a Holder for all purposes hereunder.
19.No Third-Party Beneficiaries. This Warrant is for the sole benefit of the Company and the Holder and their respective successors and, in the case of the Holder, permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Warrant.
20.Headings. The headings in this Warrant are for reference only and shall not affect the interpretation of this Warrant.
21.Amendment and Modification; Waiver. Except as otherwise provided herein, this Warrant may only be amended, modified or supplemented by an agreement in writing signed by the Company and the Required Holders; provided that no such amendment or waiver shall, without the written consent of the Company and the Holder, (a) change the number of Warrant Shares issuable upon exercise of the Warrant or the Exercise Price, (b) shorten the Exercise Period, or (c) amend, modify or waive the provisions of this Section 21. Any amendment or waiver effected in compliance with this Section 21 shall be binding upon the Company and the Holder. No waiver by the Company or the Holders of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Warrant shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
22.Severability. If any term or provision of this Warrant is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Warrant or invalidate or render unenforceable such term or provision in any other jurisdiction.
23.Governing Law. This Warrant shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.
24.Submission to Jurisdiction. Each party hereby irrevocably agrees and consents to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if the Court of Chancery lacks jurisdiction, the United States District Court for the District of Delaware or the Superior

Court of the State of Delaware, in any suit, action or proceeding described in the immediately preceding sentence. Each party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process to such party at the address and in the manner provided in this Warrant. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Warrant or the transactions contemplated hereby in (i) the Court of Chancery of the State of Delaware, (ii) the United States District Court for the District of Delaware or (iii) the Superior Court of the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
25.Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Warrant is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Warrant or the transactions contemplated hereby.
26.Counterparts. This Warrant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Warrant delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant.
27.No Strict Construction. This Warrant shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.
[Signature page follows]

IN WITNESS WHEREOF, the Company has duly executed this Warrant on the Original Issue Date.

SELECTQUOTE, INC.
By: __________________________ Name: Ryan Clement Title: Chief Financial Officer

Accepted and agreed,
[HOLDER]
By: ______________________________ Name: Title:

Exhibit A

Form of Exercise Notice

Date: _________

TO: SelectQuote, Inc.

RE: Election to Exercise Warrant

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby irrevocably elects to exercise such Warrant and notifies you of such election to purchase [●] Warrant Shares. The undersigned, in accordance with Section 3 of the Warrant, hereby agrees to pay the aggregate Exercise Price for such shares of Common Stock by means of the manner specified below. In the event that the undersigned desires to use a combination of such methods, such intent should be described in detail below. A new Warrant evidencing the remaining shares of Common Stock covered by such Warrant, but not yet subscribed for and purchased, if any, should be issued in the name set forth below.

Number of Shares of Common Stock: ____________________

Aggregate Exercise Price: ___________________________

Cashless Exercise: ☐ ___________________________

Warrantholder:
By:
Name:
Title:

Exhibit B

Form of Warrant Assignment

Date: _________

    For value received, [ ] (“Assignor”), hereby sells, assigns and transfers unto [ ] (“Assignee”), and Assignee hereby acquires and assumes, all of Assignor’s right, title, and interest in and to warrants (the “Assigned Warrants”) to purchase [ ] shares of Common Stock of SelectQuote, Inc., a Delaware corporation, evidenced by that certain SelectQuote, Inc. Warrant to Purchase Common Stock, Warrant Certificate No. W-[●], issued as of February 28, 2025 (as the same may be amended from time to time in accordance with its terms, the “Warrant”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Warrant.
Assignee hereby acknowledges, agrees and confirms that, by its execution of this Warrant Assignment, it shall become a party to the Warrant as a “Holder” thereunder and shall be fully bound by and subject to all of the covenants, terms and conditions of the Warrant as though an original party thereto and shall be deemed and is hereby confirmed as, a Holder for all purposes thereof and entitled to all the rights incidental thereto, as of the date first written above, in each case to the extent of the Assigned Warrants.
The Transferee hereby makes the representations and warranties of a Holder set forth in Section 10(c) of the Warrant.
IN WITNESS WHEREOF, the undersigned has executed this Warrant Assignment as of the date first written above and hereby authorizes this document to be attached to a counterpart of the Warrant.

[ ], ASSIGNOR

By:
Name:
Title:

[ ], ASSIGNEE

By:
Name:
Title:

Acknowledged and Agreed:

SELECTQUOTE, INC.

By:
Name:
Title: